EXHIBIT 5.1

January 2, 2009

Antigenics Inc.

162 Fifth Avenue, Suite 900

New York, NY 10010

Re:	Antigenics Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 5,929,212 shares (the “Registered Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Antigenics Inc., a Delaware corporation (the “Company”). The Registered Shares are issuable upon conversion of the Company’s Series B2 Convertible Preferred Stock, par value $0.01 per share, in accordance with (i) the Agreement (the “Agreement”), dated as of August 31, 2007, by and between the Company and Fletcher International, Ltd., a company domiciled in Bermuda and (ii) the Certificate of the Designations, Preferences and Rights of the Class B Convertible Preferred Stock of the Company (the “Certificate”).

We have acted as counsel for the Company in connection with its preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Registered Shares have been duly authorized and when the Registered Shares have been issued in accordance with the Agreement and the Certificate, the Registered Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

It is understood that this opinion is to be used only while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP